J.P. MORGAN EFFICIENTE EM 5 INDEX

PERFORMANCE UPDATE - NOVEMBER 2013

OVERVIEW
The J.P. Morgan Efficiente EM 5 Index (the "Index") is part of J.P.
Morgan's family of Efficiente indices, which generally seek to provide exposure to the relevant underlying assets based on the modern portfolio theory approach to asset allocation. Efficiente EM provides exposure to a diverse range of asset classes with focus on emerging market investments. The Index selects from a basket of 15 assets (the "Basket Constituents") including equities, bonds, emerging and developed markets, alternative investments, and the JPMorgan Cash
Index USD 3 Month (the "Cash Index"). The Index levels incorporate a daily deduction fee of 0.50% per annum.

Hypothetical and Actual Historical Performance -October 31, 2003 to October 31,
2013

Key Features of the Index

n Exposure to emerging markets equities, bonds (including emerging and developed markets), and alternative investments (agriculture, gold, and energy
n Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash n Targets an annualized volatility of 5% or less

Recent Index Performance

                     October 2013 September 2013 August 2013 Year to Date(1)
-------------------- ------------ -------------- ----------- ---------------
Historical Return(1)    0.57%          0.16%       -0.08%       -7.59%
-------------------- ------------ -------------- ----------- ---------------
Recent Index Composition

                          iShares[R]                                                                      S and P[R]
                                J.P. Morgan
                           MSCI                                                                           GSCI[]
         iShares[R]             30-Year US
                          Mexico      J.P. Morgan                                                        Energy 3-  S and P[R]   S and P[R]
         J.P. Morgan J.P. Morgan Treasury
               iShares[R] Capped        Latin               J.P. Morgan iShares[R] WisdomTre J.P. Morgan  Month    GSCI[]   GSCI[]
           USD      US Treasury   bond      JPMorgan
               MSCI Brazil Investable  America    RDX Total  EMEA       FTSE China  e India Asian         Forward  Gold Sub
 Agriculture      Emerging     Note       Futures    Cash Index
                Capped    Market       Satellite  Return in  Satellite   25 Index  Earnings Satellite    Index Total Index Total
 Index Total  Markets    Futures     Tracker     USD 3
               Index Fund Index Fund   Basket      USD       Basket       Fund       Fund   Basket        Return   Return    Return
         Bond Fund   Tracker      (Net)      Month
-------------- ---------------------- ----------- --------- ----------- ---------- -------- ------------ --------- --------
  November 13   0.0%      0.0%         0.0%       15.0%      0.0%        5.0%       0.0%    0.0%         15.0%     0.0%     0.0%
          0.0%      15.0%        0.0%       50.0%
-------------- ---------- ----------- ----------- --------- ----------- ---------- -------- ------------ --------- --------
    October 13  0.0%      0.0%         0.0%       10.0%      0.0%        5.0%       0.0%    5.0%         15.0%     0.0%     0.0%
          0.0%      15.0%        0.0%       50.0%
-------------- ---------- ----------- ----------- --------- ----------- ---------- -------- ------------ --------- --------

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- October 31, 2013

                                                                                          Ten Year
                                       Three Year        Five Year          Ten Year      Annualized  Ten Year Sharpe Ten Year
                                    Annualized Return Annualized Return Annualized Return  Volatility      Ratio      Correlation
----------------------------------- ----------------- ----------------- ----------------- ----------- --------------- -----------
J.P. Morgan Efficiente EM 5 Index        -0.67%            4.29%             5.93%          5.92%          1.00        100.00%
----------------------------------- ----------------- ----------------- ----------------- ----------- --------------- -----------
MSCI Daily TR Net World USD (Excess
Return)                                 11.27%            12.36%             4.92%         17.97%          0.27        29.33%
----------------------------------- ----------------- ----------------- ----------------- ----------- --------------- -----------
Dow Jones-UBS Commodity Index            -5.26%            -1.04%            -0.11%        19.06%          -0.01       47.08%
----------------------------------- ----------------- ----------------- ----------------- ----------- --------------- -----------
MSCI Daily TR Net Emerging Markets
USD (Excess Return)                      -0.26%           14.40%             9.84%         22.38%          0.44        37.42%
-----------------------------------

(1)Hypothetical, historical performance measures: Represents the performance of the Efficiente EM Index based on, as applicable to the relevant measurement period, the hypothetical back tested daily closing levels through January 31,
2013, and the actual historical performance of the ETFs based on the daily closing level from February 4, 2013 through October 31, 2013, as well as the performance of the MSCI Daily TR Net World USD Index (Excess Return), the Dow
Jones-UBS Commodity Index, and the MSCI Daily TR Net Emerging Markets USD Index
(USD) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the
Efficiente EM Index will outperform the MSCI Daily TR Net World USD Index
(Excess Return), the Dow Jones-UBS Commodity Index, the MSCI Daily TR Net
Emerging Markets USD Index (Excess Return), or any alternative investment strategy. Sources: Bloomberg and JPMorgan. The Index reflects the weighted performance of the Basket Constituents in excess of a cash index.
Year to Date is the performance of the Index from the last business day of the previous calendar year through and including October 31, 2013
Volatility: hypothetical, historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period.
The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.
The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.
The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

n There are risks associated with a momentum-based investment strategy--The
Efficiente EM Index (the "Strategy") is different from a strategy that seeks long-term  exposure to a portfolio  consisting of constant components with fixed weights.  The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter. n Correlation of performances among the basket
constituents may reduce the performance of strategy--performances   among the
Basket Constituents comprising the index from time to time may become highly correlated from time to time during the term of your investment.  High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the
Strategy.

n Our affiliate, JPMSplc, is the Calculation Agent and may adjust the Index in a way that affects its level--The policies and judgments for which JPMSplc is responsible could have an impact, positive or negative, on the level of the
Index and the value of your investment.  JPMSplc is under no obligation to consider your interest as an investor with returns linked to the Index. n The
Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of
5%. n The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Basket Constituents individually and in certain small groups n Changes in the value of the Basket Constituents may offset each other.

n An investment linked to the Index is subject to risks associated with non-U.
 S.  securities markets, fixed income securities, commodities and futures contracts, and to currency exchange risk. n The Index was established on
February 4, 2013 and has a limited operating history

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.
For more information on the Index and for additional key risk information see
Page 9 of the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/000095010313002462/crt_dp37709-fwp
..pdf

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the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

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